                                                                   EXHIBIT 10.47


May 19, 2003

Maguire Properties, LP
555 West Fifth Street
Suite 5000
Los Angeles, CA 90013-1010

Attention: Dallas Lucas
           Chief Financial Officer

$100,000,000 3-Year Senior Secured Revolving Credit Facility
COMMITMENT LETTER


Ladies and Gentlemen:

     Citicorp North America, Inc. ("CNAI") is pleased to inform Maguire Properties, LP (the "Company") of CNAI's commitment to provide the Company the entire amount of a $100,000,000 3-year Senior Secured Revolving Credit Facility (the "Facility") and to act as Administrative Agent for the Facility, subject to the terms and conditions of this letter and the attached Annex I (collectively, and together with the Fee Letter referred to below, this "Commitment Letter"). The proceeds of the Facility will be used for acquisitions, development, and general corporate purposes.

     Section 1. Conditions Precedent. CNAI's commitment hereunder is subject to: (i) the preparation, execution and delivery of mutually acceptable loan documentation incorporating substantially the terms and conditions outlined in this Commitment Letter (the "Operative Documents"); (ii) the absence of (A) any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company or the Company and its subsidiaries, taken as a whole, or any of its operating subsidiaries since December 31, 2002, and (B) any circumstance, change or condition in the loan syndication, financial or capital markets generally that, in the judgment of Citigroup Global Markets Inc. ("CGMI", and together with CNAI, "Citi/CGMI"), could reasonably be expected to materially impair syndication of the Facility;
(iii) the accuracy and completeness in all material respects of all representations that the Company makes to Citi/CGMI and all information that the Company furnishes to Citi/CGMI; (iv) the Company's compliance with the terms of this Commitment Letter, including without limitation, the payment in full of all fees, expenses and other amounts payable under this Commitment Letter; and (v) satisfactory completion of legal and financial due diligence by Citi/CGMI.

     Section 2. Commitment Termination. CNAI's commitment hereunder will terminate on the earlier of (a) the date the Operative Documents become effective, and (b) July 31, 2003. Before such date, CNAI may terminate its commitment hereunder if any event occurs or information becomes available that, in its judgment, results or is likely to result in the failure to satisfy any condition set forth in Section 1.

     Section 3. Syndication. CNAI reserves the right, before or after the execution of the Operative Documents, to syndicate all or a portion of its commitment to one or more other financial institutions reasonably acceptable to the Company that will become parties to the Operative Documents pursuant to a syndication to be managed by CGMI (the financial institutions becoming parties to the Operative Documents being collectively referred to herein as the "Lenders"). CGMI will manage all aspects of the syndication in consultation with the Company, including the timing of all offers to potential Lenders, the determination of the amounts offered to potential Lenders, the acceptance of commitments of the Lenders and the compensation to be provided to the Lenders.

     The Company shall take all action as CGMI may reasonably request to assist CGMI in forming a syndicate acceptable to CGMI and the Company. The Company's assistance in forming such a syndicate shall include but not be limited to (i) making senior management and representatives of the Company available to participate in information meetings with potential Lenders at such times and places as CGMI may reasonably request; (ii) using the Company's commercially reasonable best efforts to ensure that the syndication efforts benefit from the Company's lending relationships; and (iii) providing CGMI with all information reasonably deemed necessary by it to successfully complete the syndication.

     To ensure an effective syndication of the Facility, the Company agrees that until the termination of the syndication (as determined by CGMI), the Company will not, and will not permit any of its affiliates to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility or debt security, including any renewals thereof in the commercial bank market, without the prior written consent of CGMI, except the foregoing shall not apply to securitization of loans on Gas Company Tower, Library Tower and Wells Fargo Tower, provided CGMI agrees that such securitization will not be considered a syndicated bank financing.

     CNAI will act as the sole Administrative Agent for the Facility and CGMI will act as sole syndication agent. No additional agents, co-agents or arrangers will be appointed, or other titles conferred, without the consent of CGMI and CNAI.

     CGMI reserves the right at any time (whether before or after the execution and delivery of the Operative Documents and any borrowings thereunder), after consultation with the Company, to change any or all of the terms, structure, tenor or pricing (but not the aggregate amount) of the Facility if CGMI determines that such changes would be advisable to ensure that the Facility is successfully syndicated such that, as a result of such syndication, the commitment of CNAI is reduced to $25,000,000 in a syndication to prospective Lenders, provided that CGMI will not increase the Arrangement Fee and Upfront Fee as outlined in the Fee Letter of same date and will not increase the Applicable Margin by more than 100 bps. CGMI's rights under this paragraph and the other provisions of this Section 3 will survive the execution and delivery of the Operative Documents and any borrowings thereunder and continue in effect until such syndication efforts shall be completed (as determined by CGMI). If the Operative Documents are executed and delivered prior to the completion of such syndication efforts, the Company agrees that it will execute any amendment to the Operative Documents deemed advisable by CGMI to effect such changes and that any failure to do so shall be an event of default under the Operative Documents as though fully set forth therein.

     Section 4. Fees. In addition to the fees described in Annex I, the Company shall pay on the Closing Date the non-refundable fees set forth in the letter agreement dated the date hereof (the "Fee Letter") between the Company and Citi/CGMI. The terms of the Fee Letter are an integral part of CNAI's commitment hereunder and constitute part of this Commitment Letter for all purposes hereof.

     Section 5. Indemnification. The Company shall indemnify and hold harmless Citi/CGMI, each Lender and each of their respective affiliates and each of their respective officers, directors, employees, agents, advisors and representatives (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any

Indemnified Party (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case arising out of or in connection with or by reason of this Commitment Letter or the Operative Documents or the transactions contemplated hereby or thereby or any actual or proposed use of the proceeds of the Facility, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company, any of its directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

     No Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company or any of its security holders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party's gross negligence or willful misconduct. In no event, however, shall any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).

     Section 6. Costs and Expenses. The Company shall pay, or reimburse Citi/CGMI on demand for, all reasonable out-of-pocket costs and expenses incurred by Citi/CGMI (whether incurred before or after the date hereof) in connection with the Facility and the preparation, negotiation, execution and delivery of this Commitment Letter, including, without limitation, the reasonable fees and expenses of counsel, regardless of whether any of the transactions contemplated hereby are consummated. The Company shall also pay all reasonable costs and expenses of Citi/CGMI (including, without limitation, the reasonable fees and disbursements of counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder.

     Section 7. Confidentiality.

     (a) The Company hereby agrees that it will keep confidential the existence of this Commitment Letter and the terms hereof, including, without limitation, any specific pricing information contained in this Commitment Letter or the amount or terms of any fees payable to Citi/CGMI or the Lenders under this Commitment Letter (all of the foregoing being collectively referred to herein as the "Facility Information"), except that the Company may disclose the Facility Information to (a) its and its affiliates' officers, directors, employees, agents, accountants, attorneys and other advisors who have a need to know the Facility Information for the purpose of assisting in the negotiation of the Facility and the consummation of the transactions contemplated thereby and who are advised of the confidential nature of such Facility Information and (b) to the extent required to be disclosed by applicable law, including, without limitations, disclosures in documents filed with the SEC (but only to the extent such disclosure is required by applicable law).

     (b) Citi/CGMI hereby agrees that it will not disclose to any person or entity any confidential, proprietary or non-public information of the Company furnished to Citi/CGMI by the Company (such information collectively, "Company Information"), except that Citi/CGMI may disclose Company Information (i) to its and its affiliates' officers, directors, employees, agents, accountants, attorneys, and other advisors (collectively "Citi/CGMI Representatives") who have a need to know such Company Information for the purpose of assisting in the negotiation and completion of the Facility, (ii) to actual or potential Lenders who have agreed to hold the Company Information in confidence on the same terms as provided herein, and (iii) to the extent any portion of such Company Information
(A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 7 by Citi/CGMI or the Citi/CGMI Representatives, (B) is or becomes available to Citi/CGMI or any Citi/CGMI Representatives on a non-confidential basis from a source other than the Company or (C) is required to be disclosed by law, regulation or judicial order or is requested by any regulatory body with jurisdiction over Citi/CGMI or a Citi/CGMI Representative. Notwithstanding anything to the contrary in this Commitment Letter, Citi/CGMI's obligations under this paragraph (c) shall terminate on the earlier of (i) the first anniversary of the date of this Commitment Letter and (ii) if definitive agreements are entered into for the Facility, the date such definitive agreements are executed (in which case Citi/CGMI's confidentiality obligations under this paragraph (c) shall be superseded by the confidentiality obligations in such definitive agreements.

     (c) Notwithstanding anything herein to the contrary, the Company and Citi/CGMI (and each employee, representative, or other agent of each of the foregoing parties) may disclose to any and all persons without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analysis) that are provided to any of the foregoing parties relating to such U.S. tax treatment and U.S. tax structure.

     Section 8. Representations and Warranties of the Company. The Company represents and warrants that (i) all information (other than the Projections) that has been or will hereafter be made available to Citi/CGMI, any Lender or any potential Lender by the Company or any of its representatives in connection with the transactions contemplated hereby is and will be, taken as a whole, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made and (ii) all financial projections (the "Projections"), if any, that have been or will be prepared by the Company and made available to Citi/CGMI, any Lender or any potential Lender have been or will be prepared in good faith based upon assumptions believed by the Company to be reasonable at the time (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Company's control, and that no assurance can be given that the projections will be realized). The Company agrees to supplement the information and projections from time to time until the Operative Documents become effective so that the representations and warranties contained in this paragraph remain correct.

     In providing this Commitment Letter, Citi/CGMI is relying on the accuracy of the information furnished to it by or on behalf of the Company and its affiliates without independent verification thereof.

     Section 9. No Third Party Reliance, Etc. The agreements of Citi/CGMI hereunder and of any Lender that issues a commitment to provide financing under the Facility are made solely for the benefit of the Company and may not be relied upon or enforced by any other person. Please note that those matters that are not covered or made clear herein are subject to mutual agreement of the parties. The Company may not assign or delegate any of its rights or obligations hereunder without Citi/CGMI's prior written consent. This Commitment Letter may not be amended or modified, or any provision hereof waived, except by a written agreement signed by all parties hereto. This Commitment Letter is not intended to create a fiduciary relationship among the parties hereto.

     The Company acknowledges that Citi/CGMI and/or one or more of its affiliates may provide financing, equity capital, financial advisory and/or other services to parties whose interests may conflict with the Company's interests. Consistent with Citi/CGMI's policy to hold in confidence the affairs of its customers, neither Citi/CGMI nor any of its affiliates will furnish confidential information obtained from the Company to any of Citi/CGMI's other customers. Furthermore, neither Citi/CGMI nor any of its affiliates will make available to the Company confidential information that Citi/CGMI obtained or may obtain from any other person.

     Section 10. Governing Law, Etc. This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York. This Commitment Letter sets forth the entire agreement between the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect hereto. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier shall be as effective as delivery of an original executed counterpart of this Commitment Letter. Sections 3 through 8, 10 and 11 hereof shall survive the termination of CNAI's commitment hereunder. The Company acknowledges that information and documents relating to the Facility may be transmitted through Intralinks, the internet or similar electronic transmission systems.

     Section 11. Waiver of Jury Trial. Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment letter or the transactions contemplated hereby or the actions of the parties hereto in the negotiation, performance or enforcement hereof.

     Please indicate the Company's acceptance of the provisions hereof by signing the enclosed copy of this Commitment Letter and the Fee Letter and returning them to David Bouton, Director, Citigroup Global Markets Inc., 390 Greenwich Street, New York, New York 10013 (fax: 212 723-8380) at or before 5:00 p.m. New York time on May [ ], 2003, the time at which CNAI's commitment hereunder (if not so accepted prior thereto) will terminate. If the Company elects to deliver this Commitment Letter by telecopier, please arrange for the executed original to follow by next-day courier.

                                       Very truly yours,


                                       CITIGROUP GLOBAL MARKETS INC.


                                       By /s/ Stephen Sellhausen
                                         ---------------------------------------
                                       Name: Stephen Sellhausen
                                       Title: Managing Director


                                       CITICORP NORTH AMERICA, INC.


                                       By /s/ David Bouton
                                         ---------------------------------------
                                       Name: David Bouton
                                       Title: Vice President

ACCEPTED AND AGREED
on 5-19, 2003:

MAGUIRE PROPERTIES, LP
By: MAGUIRE PROPERTIES, INC., its General Partner


By /s/ Dallas Lucas
  -------------------------
  Name: Dallas Lucas
  Title: Chief Financial Officer

                                    Annex 1

                             MAGUIRE PROPERTIES, LP
                        SUMMARY OF TERMS AND CONDITIONS
          $100 MILLION 3-YEAR SENIOR SECURED REVOLVING CREDIT FACILITY

BORROWER:                Maguire Properties, LP ("Maguire" or the "Borrower").

FACILITY AMOUNT:         $100,000,000.

TYPE OF FACILITY:        Three-Year Senior Secured Revolving Credit Facility
                         (the "Facility").

PURPOSE:                 Acquisitions, Development, and General Corporate
                         Purposes.

AVAILABILITY:            Advances under the Facility will be subject to the
                         Borrowing Base.

ADMINISTRATIVE AGENT:    Citicorp North America, Inc. (the "Agent").

JOINT LEAD ARRANGER      Citigroup Global Markets Inc. (the "Arranger").
AND JOINT BOOK
RUNNING MANAGER:

LENDERS: Citicorp North America, Inc. and other financial institutions acceptable to the Borrower and the Agent.

CLOSING DATE:            [   ], or such other date as may be agreed upon by the
                         Borrower and the Agent.

COMMITMENT               Third anniversary of the Closing Date.
TERMINATION DATE:

FACILITY EXTENSION:      The maturity date of the Facility may be extended by
                         One 1-year period, at the Borrower's option.

FACILITY EXTENSION FEE:  25 bps.

AMORTIZATION:            None.

GUARANTORS:              All obligations of the Borrower under the Facility and
                         under any interest protection or other hedging arrangements entered into with a Lender (or any affiliate thereof) will be unconditionally guaranteed
                         (the "Guarantees") by Maguire Properties, Inc. and each existing and subsequently acquired subsidiary of the Borrower.

LETTER OF CREDIT FEE:    As set forth in Exhibit 1 hereto.

INTEREST RATES AND       As set forth in Exhibit 1 hereto.
INTEREST PERIODS:

REFERENCE BANKS:         Citibank, N.A. ("Citibank") and certain other Lenders
                         to be determined.

INTEREST PAYMENTS:       At the end of each Interest Period for each Advance,
                         but no less frequently than quarterly. Interest will be computed on a 365/366-day basis for Base Rate Advances and a 360-day basis for Eurodollar Rate Advances.

FACILITY FEE:            As set forth in Exhibit 1 hereto.

LETTER OF CREDIT         $25,000,000.
SUBLIMIT:

COLLATERAL:              With respect to the Borrowing Base Assets, collateral
                         shall consist of a first priority perfected mortgage on all Borrowing Base Assets, and a first priority perfected lien on (i) equipment, fixtures and personal property, (ii) assignments of all leases and rents, management, license and other significant agreements,
                         (iii) all permits (to the extent permitted by law), approvals, contracts and other agreements applicable to construction, use or operation of the property, (iv) and all real property.

BORROWINGS:              Borrowings will be in minimum principal amounts of
                         $5,000,000 and integral multiples of $1,000,000 in excess thereof. All Advances will be made by the Lenders ratably in proportion to their respective commitments. Borrowings will be available on same day notice for Base Rate Advances and 3 business days' notice for Eurodollar Rate Advances. Advances will be subject to the Borrowing Base.

AVAILABILITY:            From the Closing Date and prior to the Commitment
                         Termination Date, the Borrower may, subject to the terms of the Facility, borrow, repay and reborrow.

REPAYMENT:               The Borrower will repay each Advance no later than on
                         the Commitment Termination Date.

OPTIONAL PREPAYMENT:     Optional prepayments of borrowings under the Facility,
                         and optional reductions of the unutilized portion of the Facility commitments, will be permitted at any time, in minimum principal amounts of $10,000,000, without premium or penalty. Advances may be prepaid without penalty, on same day notice for Base Rate
                         Advances and 2 business days' notice for Eurodollar
                         Rate Advances, in minimum amounts of $10,000,000 and increments of $1,000,000 in excess thereof. The
                         Borrower will bear all costs related to the prepayment of a Eurodollar Rate Advance prior to the last day of the Interest Period.

LOAN DOCUMENTATION:      The commitments will be subject to preparation,
                         execution and delivery of mutually acceptable loan documentation which will contain conditions precedent, representations and warranties, covenants, events of default and other provisions customary for facilities of this nature, including, but not limited to, those noted below.

CONDITIONS PRECEDENT
TO CLOSING:              Customary for facilities of this nature, applicable to
                         the Borrower and Guarantors, including, but not limited to:

                         1)   Board resolutions.

                         2)   Incumbency/specimen signature certificate.

                         3) Favorable legal opinion from counsel for the Borrower and the Guarantors.

                         4) Favorable legal opinion from counsel for the Agent.

                         5)   Accuracy of representations and warranties.

                         6)   Completion of the Recapitalization and IPO.

                         7) The Borrower shall enter into interest rate protection agreements, in an amount, and pursuant to documentation reasonably satisfactory to the Agent.

                       8) Receipt of Appraisals, Engineering and Environmental Reports for the Borrowing Base Assets, satisfactory to the Agent.


CONDITIONS PRECEDENT     Customary for facilities of this nature, including, but
TO ALL ADVANCES AND TO   not limited to:
FACILITY EXTENSION:

                       1) All representations and warranties are true and correct in all material respects on and as of the date of Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date.

                       2) No Event of Default or event which, with the giving of notice or passage of time or both, would be an Event of Default, has occurred and is continuing, or would result from such Borrowing.

REPRESENTATIONS AND      Customary for facilities of this nature, applicable to
WARRANTIES:              the Borrower and the Guarantors, including, but not
                         limited to:

                       1)   Confirmation of corporate status and authority.

                       2)   Due authorization of the loan documents.

                       3) Execution, delivery, and performance of loan documents do not violate law or existing agreements.

                       4)   No governmental or regulatory approvals required.

                       5) No litigation which would have a material adverse effect on the business, condition (financial or otherwise), operations or prospects, or which would affect the legality, validity and enforceability of the loan documents.

                       6) No material adverse change in the business, condition (financial or otherwise), results of operations or prospects since December 31, 2002.

                       7)   Accuracy of information, financial statements.

                       8) Engagement of Salomon Smith Barney Inc. as Joint Lead Book Running Manager of an Initial Public Offering ("IPO") with gross proceeds in the amount
                            of at least [$   million].

                       9) Material compliance with laws and regulations, including ERISA and all applicable environmental laws and regulations.

                      10)   Legality, validity, binding effect and
                            enforceability of the loan documents.

                      11)   Margin regulations.

                      12)   Not an investment company.

                      13)   Solvency.

                        14)  Advances not to exceed the Borrowing Base.

AFFIRMATIVE COVENANTS:  Customary for facilities of this nature, applicable to the Borrower and the Guarantors, including but not limited to:

                         1) Preservation and maintenance or corporate existence.

                         2) Material Compliance with laws (including ERISA and applicable environmental laws).

                         3)   Payment of taxes.

                         4)   Payment of material obligations.

                         5) Delivery of audited annual consolidated and consolidating financial statements and unaudited quarterly consolidated financial statements, together with other financial information as the Agent may request.

                         6) Other reporting requirements and notices of default and litigation.

                         7)   Visitation and inspection rights.

                         8)   Maintenance of books and records.

                         9)   Maintenance of properties.

                        10)   Maintenance of insurance.

                        11)   Use of proceeds.

                        12)   First prior perfected lien on the Collateral.

NEGATIVE COVENANTS:     Customary for facilities of this nature, applicable to
                        the Borrower and the Guarantors, including but not limited to:

                         1) Maximum Permitted Investments (Joint Venture Investments, Development, and Other Permitted Investments): 25% of Total Assets.

                         2)   Limitations on guarantees.

                         3)   Limitations on secured recourse debt.

                         4)   Limitation on liens.

                         5)   Limitations on debt.

                         6)   Limitations on mergers, consolidations,
                              acquisitions, asset dispositions and sale/ leaseback transactions.

                         7)   Limitations on transactions with affiliates.

                         8)   Limitations on changes in business.

BORROWING BASE ASSETS:   The Borrowing Base Assets shall consist of:

                         1) AT&T Wireless Western Regional Headquarters, Cerritos CA

                              2) Plaza Las Fuentes Office, Pasadena CA
                              3) Plaza Las Fuentes Hotel, Pasadena CA

BORROWING BASE                1) Maximum Debt to Asset Value:
COVENANTS:
                                 60% for Office Assets

                                 55% for Hotel Assets

                              2) Minimum Implied Debt Service Coverage Ratio of
                                 1.5x equal to the Adjusted NOI divided by implied debt service coverage using a principal amortization term of 25 years and the ten year treasury rate + 175 bps. Adjusted NOI will include a management fee equal to 3% of total revenues and a capex reserve of $0.25 psf.

FINANCIAL COVENANTS:          Usual and Customary for facilities of this nature,
                              applicable to the Borrower and the Guarantors, including but not limited to:

                              1) Minimum Tangible Net Worth:  [    ]
                              2) Maximum Total Leverage Ratio: 60%
                              3) Minimum EBITDA to Interest: 2.0:1.0
                              4) Minimum Fixed Charge Coverage: 1.75:1.0
                              5) Maximum REIT Dividend Payout Ratio: 95% of FFO
                                 or an amount to maintain REIT status

NOTE REGARDING                1) For calculation of Borrowing Base Asset Value,
CALCULATION OF ASSET             an 8.50% Capitalization Rate will be applied to
VALUES:                          CBD Office Adjusted NOI, a 9.5% Capitalization
                                 Rate to Non-CBD Office Adjusted NOI, and a
                                 10.5% Capitalization Rate to Non-Office
                                 Adjusted NOI. Adjusted NOI will include a $0.25 psf and 4.0% of revenues capital expenditures reserve for office and hotel properties, respectively. An appraisal will be required for the Borrowing Base Assets and all subsequent additions to the Borrowing Base. The Borrowing
                                 Base Asset Value will be the lesser of the Borrowing Base Value or Appraised Value. Lender approval rights for additions to the Borrowing
                                 Base.

                              2) For calculation of Total Asset Value, an 8.5%
                                 Capitalization Rate will be applied to CBD
                                 Office Adjusted EBITDA, a 9.5% Capitalization Rate to Non-CBD Office Adjusted EBITDA, and a 10.50% Capitalization Rate to Non-Office Adjusted EBITDA. Adjusted EBITDA will include a $0.25 psf and 4.0% of revenues capital expenditures reserve for office and hotel properties, respectively.

EVENTS OF DEFAULT:            Customary for facilities of this nature,
                              applicable to the Borrower and Guarantors, including, but not limited to:

                              1) Failure to pay principal when due and failure
                                 to pay interest, fees and other amounts within 3 business days of when due.

                              1) Representations or warranties materially
                                 incorrect.

                              2) Failure to comply with covenants (with notice
                                 and cure periods as applicable).

                              3) Cross-default to payment defaults on principal
                                 aggregating $10,000,000, or to other events if the effect is to accelerate or permit acceleration of such debt.

               4)   Unsatisfied judgment or order in excess of $10,000,000.

               5)   Bankruptcy/insolvency.

               6)   ERISA

               7)   Change of control or ownership.

               8) Failure to have a first prior perfected lien on the Collateral.


OTHER:         Loan documentation will include:


               1) Indemnification of the Agent and Lenders and their respective affiliates, officers, directors, employees, agents and advisors for any liabilities and expenses arising out of the Facility or the use or proposed use of proceeds except gross negligence and willful misconduct.

               2)   Normal agency, set-off and sharing language.

               3) Majority Lenders defined as those holding greater than 50% of commitments. The consent of all the Lenders will be required to increase the size of the Facility, to extend the maturity or to decrease interest rates or fees.

ASSIGNMENTS         Each Lender will have the right to assign to one or more
AND                 eligible assignees all or a portion of its rights and
PARTICIPATIONS:     obligations under the loan documents, with the consent, not to be unreasonably withheld, of the Agent and the Borrower.
                    Minimum aggregate assignment level of $5,000,000 and increments of $1,000,000 in excess thereof. The parties to the assignment (other than the Borrower) will pay to the Agent an administrative fee of $3,500.

                    Each Lender will also have the right, without the consent of the Borrower or the Agent, to assign (i) as security, all or part of its rights under the loan documents to any Federal Reserve Bank and (ii) with notice to the Borrower and the Agent, all or part of its rights and obligations under the loan documents to any of its affiliates.

                    Each Lender will have the right to sell participations in its rights and obligations under the loan documents, subject to customary restrictions on the participants' voting rights.

YIELD PROTECTION,
TAXES, AND OTHER
DEDUCTIONS:
               1) The loan documents will contain yield protection provisions, customary for facilities of this nature, protecting the Lenders in the event of unavailability of funding, funding losses, and reserve and capital adequacy requirements.

               2) All payments to be free and clear of any present or future taxes, withholdings or other deductions whatsoever (other than income taxes in the jurisdiction of the Lender's applicable lending office). The Lenders will use reasonable efforts to minimize to the extent possible any applicable taxes and the Borrower will indemnify the Lenders and the Agent for such taxes paid by the Lenders or the Agent.

GOVERNING LAW:           State of New York.

COUNSEL TO THE AGENT:    Shearman & Sterling

EXPENSES:                The Borrower will reimburse the Arranger and the Agent
                         for all reasonable out-of-pocket expenses (including reasonable fees and expenses of counsel to the Agent) incurred by them in the negotiation, syndication and execution of the Facility. Such expenses will be reimbursed by the Borrower upon presentation of a statement of account, regardless of whether the transaction contemplated is actually completed or the loan documents are signed.

                     EXHIBIT 1 - FEE SCHEDULE AND PRICING GRID


INTEREST RATES AND   At the Borrower's option, any Advance that is made to it
INTEREST PERIODS:    will be available at the rates and for the Interest
                     Periods stated below:

                     1) Base Rate: a fluctuating rate equal to Citibank's Base
                        Rate plus the Applicable Margin.

                     2) Eurodollar Rate: a periodic fixed rate equal to LIBOR
                        plus the Applicable Margin.

                     The Eurodollar Rate will be fixed for Interest Periods of 1,2,3, or 6 months.

                     Upon the occurrence and during the continuance of any Event of Default, each Eurodollar Rate Advance will convert to a Base Rate Advance at the end of the Interest Period then in effect for such Eurodollar Rate Advance.

APPLICABLE MARGIN:   The Applicable Margin means:

                     1) for Base Rate Advances, an amount which will vary as
                        per the Pricing Grid, based on the Borrower's Leverage Ratio.

                     2) for Eurodollar Rate Advances, an amount which will vary as per the Pricing Grid, based on the Borrower's Leverage Ratio.

                     Upon the occurrence and during the continuance of any Event of Default, the Applicable Margin will increase by 200 bps.

                     -----------------------------------------------------------
                                        APPLICABLE MARGIN     APPLICABLE MARGIN
                                       FOR EURODOLLAR RATE      FOR BASE RATE
                     LEVERAGE RATIO      ADVANCES (bps)        ADVANCES (bps)
                     -----------------------------------------------------------
                         >55%                 200.0                 100.0

                      >45% <=55%              175.0                  75.0

                      >35% <=45%              150.0                  50.0

                        <=35%                 137.5                  37.5

                     Upon achieving an investment grade rating from both Standard and Poors ("S&P") and Moody's, the Applicable Margin will revert the Pricing Grid, base on the Company's credit rating:

                     -----------------------------------------------------------
                     CREDIT RATINGS     APPLICABLE MARGIN     APPLICABLE MARGIN
                     (S&P/MOODY'S)     FOR EURODOLLAR RATE      FOR BASE RATE
                                         ADVANCES (bps)        ADVANCES (bps)
                     -----------------------------------------------------------
                      BBB-/Baa3               110.0                  10.0

                      BBB/Baa2                 90.0                   0.0


FACILITY FEE:

                     USED AMOUNT           UNUSED FACILITY FEE
                     -----------------------------------------------------------
                      <=50%                    25 bps

                      > 50%                    15 bps

                     Upon achieving an investment grade rating from both S&P and Moody's, the Borrower shall pay an annual Facility Fee of 20 bps per annum paid quarterly in arrears on the amount of the Facility.

LETTER OF CREDIT
FEE:                 12.5 BPS